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                                                                     Exhibit 5.1



GOODMAN AND CARR LLP
BARRISTERS AND SOLICITORS

November 1, 2001                                            File Number: 0103745




Dynacare Inc.
14900 Landmark Blvd.
Dallas, Texas 75240


Dear Sirs:

Re: Registration Statement on Form S-1
--------------------------------------

We have acted as special Ontario counsel for Dynacare Inc., a corporation incorporated under the laws of the Province of Ontario (the "Company"), in connection with the preparation and filing of a registration statement on Form S-1 (File No. 333-72338) (the "Registration Statement") pursuant to the UNITED STATES SECURITIES ACT OF 1933, as amended (the "Act"), to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with:

         (i) a proposed underwritten public offering of up to 2,700,000 Common Shares of the Company;

         (ii) a proposed underwritten public offering of up to 2,300,000 Common Shares of the Company owned by certain shareholders of the Company (the "Selling Shareholders"); and

         (iii) up to an additional 750,000 Common Shares of the Company (the "Option Shares"), subject to an option contemplated to be granted by the Company to the underwriters, UBS Warburg LLC, Banc of America Securities LLC, U.S. Bancorp Piper Jaffray Inc. and McDonald Investments Inc. (the "Underwriters").

The proposed public offering of up to 2,700,000 Common Shares of the Company and up to 2,300,000 Common Shares of the Selling Shareholders are together hereinafter referred to as the "Underwritten Shares".

The sale of the Underwritten Shares and the Option Shares are expected to be subject to certain terms and conditions set forth in an underwriting agreement contemplated to be entered into by the Company, the Selling Shareholders and the Underwriters.

You have asked us to render our opinion as to the matters hereinafter set forth.



Suite 2300, 200 King Street West, Toronto, Ontario, Canada M5H 3W5 t
416.595.2300 f 416.595.0567
http://www.goodmancarr.com

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We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary as a basis for this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated under the laws of Ontario and has not been dissolved.

2. The Underwritten Shares will be duly authorized and, when issued and sold against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The Option Shares will be duly authorized and, upon exercise of the above-mentioned option, and when issued and sold against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 and to the inclusion in the Registration Statement upon our authority of statements concerning Ontario law and the reference to us under the caption "Legal Matters" therein.


Yours truly,


/s/ Goodman and Carr LLP



JJF/0011/diw



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